                                                                  EXHIBIT (A)(1)

                                  ENGAGE, INC.

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                         FOR SHARES OF RESTRICTED STOCK


                         THE OFFER AND WITHDRAWAL RIGHTS
                       EXPIRE AT 5:00 P.M., EASTERN TIME,
                ON FEBRUARY 4, 2003, UNLESS THE OFFER IS EXTENDED


                                 JANUARY 6, 2003


      Engage, Inc. is offering its eligible employees the opportunity to exchange certain outstanding stock options for restricted shares of Engage common stock, which we refer to as "restricted stock." Shares of our common stock that are subject to options that are eligible for exchange will be exchanged for shares of restricted stock on a one-for-one basis, subject to elimination of any fractional shares covered by tendered options. We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange" and in the related Letter of Transmittal/Election to Exchange Form (the "Election Form," which together with the Offer to Exchange, as they may be amended from time to time, constitute the "offer").

      This offer relates only to "eligible options," which are all currently outstanding options to purchase shares of Engage common stock granted under either our Amended and Restated 1995 Equity Incentive Plan (the "1995 Plan") or our Amended and Restated 2000 Equity Incentive Plan (the "2000 Plan" and together with the 1995 Plan, the "Plans").

      Only individuals who are and remain "U.S. employees" on the date of this offer and on the expiration date may participate in this offer. "U.S. employees" are employees of Engage or one of its subsidiaries who are on the U.S. payroll and reside in the United States. Persons who are U.S. employees, but on inactive status on either or both of such dates, due to their participation in Engage-approved sabbaticals or other Engage-approved leaves of absence, may participate in this offer. We refer to our employees who meet these eligibility requirements as "eligible employees." Any option holders who are not Engage employees, including non-employee directors, consultants and subcontractors of Engage may not participate in this offer. In addition, employees who have been notified prior to the expiration date that their employment with us will be terminated are not eligible to participate in this offer.

      Subject to the terms and conditions of this offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered eligible options will be issued under either the 1995 Plan or the 2000 Plan. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award, a form of which is included in this Offer to Exchange at Annex A. By properly tendering your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, that form of restricted stock award.

     Most of the eligible options vest over a four-year period from the date they were granted. Regardless of the current vesting schedule of your options, however, assuming you continue to meet the requirements for vesting specified in the restricted stock award, the restricted stock you receive will vest over approximately two and one half years in six equal installments (subject to adjustment to avoid fractional shares) on:

      -     March 1, 2003;

      -     September 1, 2003;

      -     March 1, 2004;

      -     September 1, 2004;

      -     March 1, 2005; and

      -     September 1, 2005.

      As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may already have vested.

      You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all outstanding eligible options. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of restricted stock, subject to the terms and conditions described in this Offer to Exchange. If less than all of the eligible outstanding options are exchanged in this offer, the eligible options that were not exchanged will thereafter be treated for financial reporting purposes as variable awards. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to the conditions that we describe in Section 6 of this Offer to Exchange.

      Although our Board of Directors has approved this offer, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options. By making this offer, we expect to provide a more meaningful performance incentive to our continuing employees, align employee interests with those of our stockholders, and motivate our employees to build stockholder value going forward.

      Shares of our common stock are quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "ENGA." On January 3, 2003, the last sale price of our common stock on the OTCBB was $0.14 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

      You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange or the Election Form to Daniel
M. Carroll, Vice President and General Counsel, by e-mail at dcarroll@engage.com or by telephone at (978) 247-5343.

                                    IMPORTANT

      IF YOU CHOOSE TO ACCEPT THIS OFFER, YOU MUST COMPLETE AND SIGN THE ELECTION FORM AND RETURN IT TO THE ATTENTION OF DANIEL M. CARROLL, VICE PRESIDENT AND GENERAL COUNSEL, ENGAGE, INC. 100 BRICKSTONE SQUARE, 2ND FLOOR, ANDOVER, MA 01810, SO THAT IT IS RECEIVED BEFORE 5:00 P.M., EASTERN TIME, ON FEBRUARY 4, 2003. YOU DO NOT NEED TO RETURN YOUR STOCK OPTION AGREEMENTS FOR YOUR ELIGIBLE OPTIONS TO EFFECTIVELY ELECT TO EXCHANGE OPTIONS IN THIS OFFER. YOUR STOCK OPTION AGREEMENTS RELATING TO THE ELIGIBLE OPTIONS YOU ELECT TO EXCHANGE WILL BE AUTOMATICALLY RENDERED NULL AND VOID UPON OUR ACCEPTANCE OF SUCH ELIGIBLE OPTIONS IN THIS OFFER.

      We are not making this offer to, nor will we accept any election to exchange eligible options from, or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any election to exchange such options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your eligible options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

      THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

                                                                                                  PAGE
SUMMARY TERM SHEET
    Questions and Answers About the Offer .....................................................      1
    Questions and Answers About the Restricted Stock ..........................................      3
    Questions and Answers About the Procedures for Electing to Exchange .......................      7
THE OFFER
     1. Number of Shares of Restricted Stock; Expiration Date .................................      9
     2. Purpose of the Offer ..................................................................     10
     3. Procedures ............................................................................     11
     4. Change in Election; Withdrawal Rights .................................................     12
     5. Acceptance of Options for Exchange and Cancellation; Issuance of Restricted Stock .....     12
     6. Conditions of the Offer ...............................................................     12
     7. Price Range of Common Stock ...........................................................     15
     8. Source and Amount of Consideration; Terms of Restricted Stock .........................     15
     9. Information About Us...................................................................     17
    10. Interests of Directors and Officers; Transactions and Arrangements About the Options ..     19
    11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer ...     19
    12. Legal Matters; Regulatory Approvals ...................................................     20
    13. Material U.S. Federal Income/Withholding Tax Consequences .............................     20
    14. Extension of Offer; Termination; Amendment ............................................     21
    15. Fees and Expenses .....................................................................     22
    16. Additional Information ................................................................     22
    17. Forward Looking Statements; Miscellaneous .............................................     23
ANNEX A:  Form of Restricted Stock Award .....................................................     A-1

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the entirety of this Offer to Exchange and the accompanying Election Form because the information in this summary is not complete. Where appropriate, we have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

                      QUESTIONS AND ANSWERS ABOUT THE OFFER

Q1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all eligible outstanding options issued under either the 1995 Plan or the 2000 Plan for restricted shares of our common stock. (See Section 1).

Q2. ARE UNVESTED OPTIONS ELIGIBLE FOR EXCHANGE?

         Yes. All your options that are otherwise eligible for exchange in the offer may be elected for exchange, regardless of whether such options are vested or unvested.


Q3. DO I HAVE TO ELECT TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS?

         You do not have to exchange any of your eligible options. If you elect to exchange any of your eligible options, however, you must elect to exchange all of your outstanding eligible options.

Q4. WHO IS ELIGIBLE TO PARTICIPATE IN THIS OFFER?

         Only individuals who are and remain "U.S. employees" on the date of this offer and on the expiration date may participate in this offer. "U.S. employees" are employees of Engage or one of its subsidiaries who are on the U.S. payroll and reside in the United States. Inactive U.S. employees as of such dates, due to their participation in Engage-approved sabbaticals or other Engage-approved leaves of absence, may participate in this offer. We refer to our employees who meet these eligibility requirements as "eligible employees." Any option holders who are not Engage employees, including non-employee directors, consultants and subcontractors of Engage, may not participate in this offer. In addition, employees who have been notified prior to the expiration date that their employment with us will be terminated are not eligible to participate in this offer.

Q5. HOW MANY SHARES OF RESTRICTED STOCK WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I RETURN?

         For each whole share of common stock subject to an eligible option that is exchanged, you will receive one share of restricted stock. (See Section 5). For example, if you return eligible options to purchase a total of 1,000 shares of common stock, you will receive 1,000 shares of restricted stock.

Q6. WILL I BE REQUIRED TO PAY CASH FOR THE SHARES OF RESTRICTED STOCK THAT I RECEIVE IN THE EXCHANGE?

         You will not be required to pay cash for the shares of restricted stock you receive. However, there are tax consequences upon the vesting of shares of restricted stock that will require us to satisfy tax withholding liabilities, and may require you to pay us cash upon vesting. (See Questions 34 to 36 and Section 13).

Q7. WILL I RECEIVE ANY FRACTIONAL SHARES OF RESTRICTED STOCK?

         No, we will not issue any fractional shares of restricted stock. If the eligible options accepted for exchange cover any fractional share interests, these fractions will be eliminated before computing the number of shares of restricted stock issuable to you in the one-for-one exchange. (See Section 5). Further, the number of shares of restricted stock that vest on each scheduled vesting date will be adjusted pursuant to the terms of the restricted stock award to avoid fractional shares.

Q8. WILL I RECEIVE ANY CASH PAYMENT FOR MY OPTIONS?

         No. We will issue to you only shares of restricted stock, on a one-for-one basis, in exchange for whole shares covered by the options we accept for exchange. By electing to exchange your eligible options on this one-for-one basis, you agree to the elimination of any fractional share interest covered by such options, without any additional payment for that fractional interest.

Q9. WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS?

         Again, any options not exchanged in this offer will remain outstanding on the same terms and conditions. Please remember that if you exchange any eligible options, you must exchange all of your eligible options.

Q10. WHY IS ENGAGE MAKING THE OFFER?

         We believe that many of our outstanding options are not achieving their intended purpose. The options that we are offering to exchange have exercise prices ranging from $0.061 to $63.4375 per share, while the closing price of our common stock on January 3, 2003, as reported on the OTCBB, was $0.14 per share. By making this offer, we expect to provide a more meaningful performance incentive to our continuing employees, align employee interests with those of our stockholders, and motivate our employees to build stockholder value going forward. (See Section 2).

Q11. WHY ARE ONLY U.S. EMPLOYEES ELIGIBLE?


         Although we would have preferred to make the same offer to all of our employees worldwide, due to certain regulatory and tax issues, the offer is being limited to U.S. employees only.

Q12. Is THIS A REPRICING?


         No, this is not a repricing because we are not simply resetting the exercise price of the options that you currently hold. Instead, you will receive restricted shares of our common stock on a one-for-one basis for the shares of common stock subject to eligible options that you exchange in the offer.

Q13. WHY CAN'T ENGAGE JUST REPRICE MY OPTIONS?

         Rather than have you continue to hold your outstanding options with a reduced exercise price, we believe it makes more sense to exchange your eligible options so that you can receive shares of our common stock, without the need for any further exercise or payment of an exercise price. We believe such an exchange, rather than a simple repricing, will be more likely to enhance employee retention and align employee incentives with building shareholder value going forward.

Q14. WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?


          Because of the large number of options currently outstanding, a grant of additional new options would severely negatively impact our dilution and outstanding shares.

Q15. ARE THERE CONDITIONS TO THIS OFFER?

         Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions, including the conditions described in Section 6.

Q16. WILL THIS EXCHANGE RESULT IN DILUTION TO EXISTING STOCKHOLDERS?

         The exchange of eligible options for shares of restricted stock will be immediately dilutive to our current stockholders.

Q17. WILL MY ELECTION TO EXCHANGE OPTIONS IN THIS OFFER AFFECT MY PARTICIPATION IN OR THE TERMS OF ENGAGE'S EMPLOYEE STOCK PURCHASE PLAN?

         No. The terms of our Employee Stock Purchase Plan will not change as a result of this offer and your participation in that plan will not be affected, whether or not you elect to exchange any of your eligible options in this offer. The Employee Stock Purchase Plan is, and will remain, a separate plan, for which you have made, and may continue to make, separate elections thereunder.

Q18. APART FROM RECEIVING A GRANT OF RESTRICTED STOCK, WHAT ARE THE CONSEQUENCES OF PARTICIPATING IN THE OFFER?

         If you elect to exchange your eligible options for shares of restricted stock, you also must

         - accept, and agree to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award included as Annex A to this Offer to Exchange; and

         - acknowledge that your outstanding option agreements relating to the eligible options you elected to exchange have been terminated and automatically rendered null and void, and irrevocably release all your rights thereunder.

                QUESTIONS AND ANSWERS ABOUT THE RESTRICTED STOCK

Q19. WHAT IS RESTRICTED STOCK?


         With options, the option holder has only a right to purchase shares of common stock at an established "exercise" price. Unlike options, when you receive restricted stock you will become a holder of record of actual shares of our common stock, without any need to convert or exercise shares and without the need for any future payment of an exercise price. However, until these shares of restricted stock vest, they will remain subject to forfeiture, restrictions on transfer and certain other restrictions until the restrictions lapse, at which time the shares "vest." The forfeiture, transfer and other restrictions will be set forth in a restricted stock award, a form of which is attached to this Offer to Exchange as Annex A. Once shares of restricted stock have vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of withholding taxes. (See Section 8).

Q20. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE RESTRICTED STOCK?

         You must be a U.S. employee on the date this offer is made and you must continue to be a U.S. employee on the date this offer expires. A "U.S. employee" is an employee of Engage or one of its subsidiaries who is on the U.S. payroll and resides in the United States. If you are not a U.S. employee on either of those dates, you will not be eligible to accept this offer. We are not making this offer to, nor will we accept any election to exchange eligible options from, or on behalf of, option holders in any jurisdiction outside the United States.

Q21. WHEN WILL I RECEIVE MY RESTRICTED STOCK?

         If the conditions to this offer are satisfied, we will exchange the eligible options you properly elect to exchange promptly after the expiration of this offer. We will then provide you with a restricted stock award, in substantially the form of Annex A to this Offer to Exchange, showing the number of whole shares of our common stock you received in exchange for eligible options you properly tendered and we accepted for exchange. Our delivery of the restricted stock award will evidence our issuance to you of shares of restricted stock that will be held in custody for you.

Q22. WILL I RECEIVE A STOCK CERTIFICATE FOR MY SHARES OF RESTRICTED STOCK RIGHT AWAY?


         No, you will not receive a stock certificate for your shares of restricted stock right away. Until the restricted stock vests, it will be held in custody by us or our transfer agent, American Stock Transfer & Trust Company, or maintained by our transfer agent as restricted stock in a book entry account in your name. If and when shares of your restricted stock vest, they will be released to you as unrestricted shares that are free and clear of all restrictions, subject to your payment of applicable withholding taxes. (See Questions 34 to 36 and Section 13).

Q23. WILL I NEED TO COUNTERSIGN AND RETURN A RESTRICTED STOCK AGREEMENT?

         No. By completing and signing your Election Form, you agree to all of the terms and conditions contained in the form of restricted stock award attached as Annex A to this Offer to Exchange, as well as all other terms and conditions of this offer. Once you receive the restricted stock award, you may retain it for your files; you will not need to countersign it. You will, however, under the terms of the restricted stock award be required to sign and return to us the Assignment Separate From Certificate attached as Exhibit I to the restricted stock award.

Q24. WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK?

         Most of the eligible options vest over a four-year period from the date they were granted. Regardless of the current vesting schedule of your options, however, assuming you have remained our employee throughout this period, the shares of restricted stock will vest in six equal installments (subject to adjustment to avoid fractional shares) on:

         -        March 1, 2003;

         -        September 1, 2003;

         -        March 1, 2004;

         -        September 1, 2004;

         -        March 1, 2005; and

         -        September 1, 2005.

         Even if the eligible options you exchange are partially or fully vested, the shares of restricted stock you receive will not be vested at the time of grant and will be subject to this new vesting period.

Q25. WHAT SPECIAL VESTING RULES APPLY ON ACCOUNT OF DEATH OR DISABILITY?

         If your employment is terminated by reason of your death or disability (as defined in the applicable restricted stock award), all of your shares of restricted stock will vest.

Q26. WHAT EFFECT WILL A CHANGE IN CONTROL OF ENGAGE HAVE ON THE RESTRICTED STOCK I RECEIVE IN THIS EXCHANGE?

         In the event of a change in control, under the Plans our Board of Directors or our Compensation Committee may take any one or more of the following actions:

         -        accelerate the vesting of the restricted stock;

         - cause the other company to assume the restricted stock or substitute new restricted stock on the same terms; or

         - make any such other provisions as they may consider to be equitable.

Q27. WHAT HAPPENS IF MY EMPLOYMENT WITH ENGAGE TERMINATES AND THEN I LATER REJOIN THE COMPANY?

         If your employment terminates for any reason, whether through resignation, retirement or other voluntary termination or through any involuntary termination (other than death or disability), and you are subsequently rehired, the unvested shares forfeited on your employment termination remain forfeited. In other words, restricted stock is not restored on any rehire.

Q28. UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK I RECEIVE IN THIS EXCHANGE?

         Prior to vesting, your unvested stock will be forfeited completely if your employment with Engage terminates for any reason other than your death or disability (as defined in the applicable restricted stock award). This means that all of your unvested shares of restricted stock will be forfeited upon your resignation or other voluntary or involuntary termination of your employment, except upon your death or disability. Whatever shares vest while you remain an Engage employee are yours to keep even after you leave. (See Section 8).

Q29. WHAT ARE THE OTHER RESTRICTIONS ON THE RESTRICTED STOCK?

         The restrictions on the restricted stock you will receive in this offer will be set forth in the restricted stock award. By signing and returning the Election Form, you agree to be bound by the terms and conditions of the restricted stock award. Restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests. Until then, the restricted stock will be held in our custody or in the custody of the transfer agent, or maintained as restricted stock in a book entry account. Once the restricted stock has vested, the stock will no longer be subject to forfeiture. (See Section 8).

Q30. AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTION?

         Your restricted stock will be treated as issued and outstanding on the effective date of its grant, which is expected to be February 5, 2003 (the "exchange date"), unless we extend the offer. (See Section 5). You will have the same rights as any other holder of our common stock regarding voting rights and dividend rights, if any, with respect to all shares of restricted stock that you receive in the offer as of the exchange date. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. You will not, however, be able to sell, pledge or transfer your restricted stock until shares vest.

Q31. WILL THE RESTRICTED STOCK EVER EXPIRE?

         Shares of restricted stock do not need to be "exercised" after they vest. Accordingly, unlike options, the restricted stock does not expire. Rather, vesting just means that the forfeiture and transfer restrictions will cease to apply and you will own the shares without any restrictions on your ownership rights. As a result, the stock will be yours to hold, and, after it vests, you will be free to transfer or sell it as you desire, subject to applicable securities laws and payment of applicable withholding taxes.

Q32. WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE ISSUED IN EXCHANGE FOR MY OPTIONS?

         The restricted stock to be offered to option holders will be issued under either the 1995 Plan or the 2000 Plan and will be drawn from the pool of common stock currently authorized for issuance under these Plans. All options returned to us in the offer will be cancelled and the shares of common stock subject to such options will be returned to the Plans, thereby permitting the issuance of the restricted stock on a one-for-one basis. (See Section 11).

Q33. HOW DOES A LEAVE OF ABSENCE IMPACT THE OFFER?

         Employees who are participating in Engage-approved sabbaticals or other Engage-approved leaves of absence may participate in the offer. Notwithstanding the foregoing, the Board of Directors or the appropriate Board committee has the discretion to determine how a leave of absence will affect the other terms of your restricted stock, including the vesting.

Q34. WHAT ARE THE TAX CONSEQUENCES IF I EXCHANGE MY ELIGIBLE OPTIONS IN THE
OFFER?

         The tax consequences of exchanging your eligible options in the offer depend on whether or not you file an election under Section 83(b) of the Internal Revenue Code (as described in Section 13):

         - If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, there will be no immediate tax consequences upon your receipt of restricted stock in exchange for your eligible options. You will be required to recognize ordinary income on each vesting date in an amount equal to the fair market value of the shares of restricted stock then vesting. Your acceptance of the offer, evidenced by your signature and return of the Election Form, will constitute your agreement to pay the applicable withholding tax obligation to us on each vesting date. (See Question 36)

         - If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will recognize ordinary income in an amount equal to the fair market value of all shares covered by your Section 83(b) election on the day you receive the restricted stock, and you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time.

         We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer and from choosing whether or not to make an election under Section 83(b) of the Internal Revenue Code. (See Section
13).

Q35. IF I CHOOSE TO FILE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE, WHAT MUST I DO?

         If you choose to file an election under Section 83(b) of the Internal Revenue Code, you must:

         - file the election with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days of the exchange date of eligible options for shares of restricted stock;

         - pay Engage an amount in cash equal to the withholding tax obligation;

         - file a copy of the election with your federal income tax return for the year including the date of the exchange; and

         - provide a copy of the election to our General Counsel by facsimile, mail or courier delivery.


Q36. IF I DO NOT FILE AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE, HOW WILL WITHHOLDING TAXES BE HANDLED WHEN MY RESTRICTED STOCK VESTS?


         Unless you make an election under Section 83(b) of the Internal Revenue Code, as your restricted stock vests, you will be required to recognize ordinary income in an amount equal to the fair market value of the vesting shares. This means that we will have an obligation to withhold certain federal and state income and payroll taxes, much like the obligation that arises when we pay you your salary or a bonus. Unless we approve other arrangements, you must either deliver to us a check or money order in the amount of the required withholding amount on each vesting date. In the event of a shortfall, we will withhold the remaining required withholding amount from your salary or bonus.

       QUESTIONS AND ANSWERS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE

Q37. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

         The offer expires on February 4, 2003 at 5:00 p.m., Eastern time, unless we extend it. No exceptions will be made to this deadline. If you wish to exchange any eligible options for shares of restricted stock, you must return a properly completed and signed Election Form so that we receive it by this deadline.

         Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will publicly announce the extension no later than 9:00 a.m., Eastern time, on February 5, 2003. (See Section 14).

Q38. WHAT DO I NEED TO DO?

         If you choose to participate in this offer, you must complete, sign and return your Election Form and deliver it to Daniel Carroll, our General Counsel, so that we receive it by 5:00 p.m., Eastern time, on February 4, 2003, unless the offer is extended. (See Section 3). We can reject any Election Forms received after this deadline.

         Your election will be effective only if RECEIVED by our General Counsel by that deadline. To ensure timely delivery, we recommend that you send it by mail, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (978) 684-3141. We will only accept a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. If you have questions about delivery, you may contact Mr. Carroll at (978) 247-5343. You should carefully review the Offer to Exchange, the Election Form, and all of their attachments before making your election.

         If we extend the offer beyond February 4, 2003, then you must sign and deliver the Election Form before the extended expiration of the offer. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. If you do not sign and deliver the Election Form before the offer expires, it will have the same effect as if you rejected the offer. (See Section 3). We will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. (See Section 6).

Q39. DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY TENDERED OPTIONS?

         You will also have the right to withdraw your tendered options at any time before the expiration date by executing and delivering a Notice of Withdrawal to our General Counsel.

Q40. DO I HAVE TO RETURN AN ELECTION FORM IF I DO NOT WANT TO EXCHANGE MY ELIGIBLE OPTIONS?

         No. You need to complete and deliver the Election Form by the deadline specified above only if you choose to tender your eligible options. (See Section
3).

Q41. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

         Nothing. If you do not accept the offer, or if we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any restricted stock. No changes will be made to your current options. (See Question 12).

Q42. WHAT DOES OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved this offer, the Board makes no recommendation as to whether you should exchange or refrain from exchanging your eligible options. You must make your own decision whether to elect to exchange your eligible options.

Q43. IS THERE ANY INFORMATION REGARDING ENGAGE THAT I SHOULD BE AWARE OF?

         Your decision of whether to accept or reject this offer should take into account the factors described in this document as well as the various risks inherent in our business. These risks include, but are not limited to, those described in Section 9.

         In addition, before making your decision you should carefully review the information about us set forth in Section 9 of this document. This information includes financial information, including financial information that we have incorporated by reference in this Offer to Exchange by reference to our Annual Report on Form 10-K for the fiscal year ended July 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002. (See
Section 9).

Q44. WHAT ARE THE ACCOUNTING CONSEQUENCES TO ENGAGE OF MAKING THIS OFFER?


         We will record additional non-cash compensation expense as and when the restricted stock vests based on the stock's value on the date that we accept tendered eligible options for exchange. If less than all of the eligible outstanding options are exchanged in this offer, the eligible options that were not exchanged will thereafter be treated for financial reporting purposes as variable awards. (See Section 11).

Q45. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?


         For additional information or assistance, you should contact Daniel Carroll, our General Counsel, at (978) 247-5343 or dcarroll@engage.com. However, he will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of the offer. You should consult your personal advisors if you have questions about your own financial or tax situation.

                                    THE OFFER

SECTION 1. NUMBER OF SHARES OF RESTRICTED STOCK; EXPIRATION DATE

      We are offering our eligible employees an opportunity to exchange their eligible options for shares of restricted stock. Eligible options are all currently outstanding options to purchase shares of Engage common stock granted under either our Amended and Restated 1995 Equity Incentive Plan (the "1995 Plan") or our Amended and Restated 2000 Equity Incentive Plan (the "2000 Plan" and together with the 1995 Plan, the "Plans"), in each case as amended and restated through the date hereof. The Plans are considered employee benefit plans as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act").

      Only individuals who are and remain "U.S. employees" on the date of this offer and on its expiration date may participate in this offer. "U.S. employees" are employees of Engage or one of its subsidiaries who are on the U.S. payroll and reside in the United States. Persons who are U.S. employees, but on inactive status on either or both of such dates, due to their participation in Engage-approved sabbaticals or other Engage-approved leaves of absence, may participate in this offer. We refer to our employees who meet these eligibility requirements as "eligible employees." Any option holders who are not Engage employees, including non-employee directors, consultants and subcontractors of Engage may not participate in this offer. In addition, employees who have been notified prior to the expiration date that their employment with us will be terminated are not eligible to participate in this offer.

      Our offer is subject to the terms and conditions described in this Offer to Exchange and the Election Form. We will not accept eligible options unless they are properly elected for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the offer expires on the "expiration date" as defined below.

      For each whole share of common stock that is subject to an eligible option that is exchanged, you will receive one share of restricted stock. You will not be required to pay cash for the shares of restricted stock you receive in the offer. However, as further discussed in Section 13 below, there are tax consequences upon the vesting of shares of restricted stock that will require us to satisfy tax withholding liabilities, and may require you to pay us upon vesting to satisfy the tax obligation. Also as described in Section 13, if you make an election under Section 83(b) of the Internal Revenue Code, you will incur a tax withholding obligation upon issuance of the restricted stock, for which you will be required to pay us an amount in cash sufficient to satisfy the tax obligation.

      Subject to the terms and conditions of this offer, we will issue the restricted stock promptly after the date on which we accept and cancel eligible options tendered for exchange in the offer. The restricted stock issued in exchange for tendered options will be issued under either the 1995 Plan or the 2000 Plan. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock award, a form of which is attached to this Offer to Exchange as Annex A. By properly tendering your eligible options, you will be deemed to have accepted the terms of, and agreed to be bound by, the terms and conditions of the restricted stock award.

      Regardless of the current vesting schedule of your options, assuming you have remained our employee throughout this period, the shares of restricted stock will vest in six equal installments (subject to adjustment to avoid fractional shares) on:

      -     March 1, 2003;

      -     September 1, 2003;

      -     March 1, 2004;

      -     September 1, 2004;

      -     March 1, 2005; and

      -     September 1, 2005.

      As a result, you will receive restricted stock with a new vesting schedule in exchange for options that may have already vested in whole or in part.

      You are not required to tender any of your eligible options. If you choose to tender any of your eligible options, however, you must tender all outstanding eligible options. All eligible options properly tendered and not validly withdrawn before the expiration date will be exchanged for shares of restricted stock, subject to the terms and conditions described in this Offer to Exchange. This offer is not conditioned upon a minimum number of eligible options being exchanged. This offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

      The term "expiration date" means 5:00 p.m., Eastern time, on February 4, 2003, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer and
Section 6 for a description of our rights to accept all of the properly tendered options or to reject them all.

      If we decide to take any of the following actions, we will publish a notice:

      - increase or decrease what we will give you in exchange for your eligible options; or

      - change the number or type of options eligible to be exchanged in the offer.


      If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published. A "business day" means any day other than a Saturday, Sunday or U.S. federal holiday.

SECTION 2. PURPOSE OF THE OFFER

      We are making this offer for compensatory purposes and to further advance our corporate compensation philosophy. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention of, our employees.

      From time to time, we evaluate strategic opportunities that may arise, including strategic alliances and acquisitions or dispositions of assets. In addition, our Board of Directors currently consists of three members, two of whom are non-employee directors. From time to time we may seek to add qualified members to our Board of Directors. Subject to the foregoing, and except as otherwise disclosed in Section 9 of this Offer to Exchange or in future filings with the SEC, we presently have no definitive plans or proposals that relate to or would result in:

      - any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      - any purchase, sale or transfer of a material amount of our assets or those of any of our subsidiaries;

      - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      - any change in our present board of directors or management, including plans or proposals to change the number or the terms of directors or to fill any existing vacancies, or to change any material terms of the employment contracts of any of our executive officers, other than in the ordinary course of business;

      -     any other material change in our corporate structure or business;

      - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

      - the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

      - the acquisition or disposition of any of our securities, other than in the ordinary course of business; or

      - any change in our Certificate of Incorporation or Bylaws, or any other actions, in each case which may impede the acquisition of control of Engage by any person.


      NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE ACCOMPANYING ELECTION FORM AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR ELIGIBLE OPTIONS.

SECTION 3. PROCEDURES

      Making Your Election. To accept this offer, you must make your election on the Election Form and sign and deliver it to Daniel Carroll, our General Counsel, so that we receive it before the expiration date, which is 5:00 p.m., Eastern time, February 4, 2003.

      Your election will be effective only if RECEIVED by Mr. Carroll by that deadline. To ensure timely delivery we recommend that you send your completed Election Form by mail to the address set forth in the Election Form, well in advance of the expiration date. Alternatively, you may send your Election Form by fax to (978) 684-3141. We will only accept a paper copy of your Election Form (whether by facsimile, mail or courier delivery). We plan to send you an e-mail within two business days acknowledging our receipt of your Election Form. You do not need to return your stock option agreements for your eligible options to effectively elect to exchange your eligible options. Your stock option agreements relating to the eligible options you elected to exchange will be automatically terminated and rendered null and void, upon our acceptance of your properly tendered eligible options to which they relate.

      By tendering your eligible options and retuning to us your completed Election Form, you are:

            - accepting, and agreeing to be bound by, the terms and conditions governing the restricted stock, as set forth in the form of restricted stock award included as Annex A to this Offer to Exchange; and

            - acknowledging that your outstanding option agreements relating to the eligible options you elected to exchange have been terminated and automatically rendered null and void and irrevocably releasing all your rights thereunder.

      Your signature on, and return of, the Election Form will constitute your agreement to these terms, effective upon your valid tender of your eligible options and our acceptance of any eligible options you may elect to exchange.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND USE OF CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all issues with respect to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any Election Form or tendered options to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the tendered options. As described in
Section 6, we will make a decision to either accept all of the properly tendered options or to reject them all on the business day after this offer expires. We may waive any defect or irregularity in any Election Form with respect to any particular options or any particular option holder. No options will be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of receipt of any

Election Form or for any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.

      Our Acceptance Constitutes an Agreement. If you elect to exchange your eligible options and you return your Election Form according to the procedures described above, you will have accepted the terms and conditions of the offer. Our acceptance of eligible options tendered for exchange that are properly tendered will form a binding agreement between you and us on the terms and subject to the conditions of this offer on the date of our acceptance of your validly tendered and not withdrawn eligible options. In addition, our acceptance of eligible options that you properly tender will bind you to the terms and conditions of the restricted stock award governing the terms of your restricted stock and automatically will terminate your outstanding option agreement for the same option grant and render it null and void. A copy of the form of this restricted stock award is attached to this Offer to Exchange as Annex A.

SECTION 4. CHANGE IN ELECTION; WITHDRAWAL RIGHTS

      You may withdraw the options you have elected to exchange at any time before 5:00 p.m., Eastern time, on February 4, 2003. If the offer is extended by us beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

      To validly withdraw the options you have elected to exchange, you must deliver to us by fax at (978) 684-3141 or by mail at the address appearing in the Election Form a written Notice of Withdrawal while you still have the right to withdraw your options.

      You may not rescind any withdrawal, but you may re-elect to exchange eligible options. Any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer unless you properly re-elect to exchange those options before the expiration date by submitting a new Election Form and following the procedures described above.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any new Election Form or Notice of Withdrawal, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities. We will determine, in our discretion, all issues with respect to the form and validity, including time of receipt, of new Election Forms and Notices of Withdrawal. Our determinations of these matters will be final and binding.

SECTION 5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION; ISSUANCE OF
           RESTRICTED STOCK

      On the terms and subject to the conditions of this offer, if we decide to accept all properly tendered options as described in Section 3, we will exchange the eligible options and cancel all options properly tendered and not validly withdrawn before the expiration date. Although your right to the restricted stock will accrue promptly after the expiration of this offer if we decide to accept your eligible options, you will receive your new restricted stock award within approximately two weeks after expiration of this offer. The exchange date, and the effective issue date for the shares of restricted stock, will be on or about February 5, 2003, unless the offer is extended.

      For each whole share of our common stock that is subject to an eligible option validly exchanged, you will receive one share of restricted stock as described in Section 1. If you are not a U.S. employee on the date this offer is made or you are not a U.S. employee on the date it expires, you will not be eligible to accept this offer. A "U.S. employee" is an employee of Engage or one of its subsidiaries who is on the U.S. payroll and resides in the United States.

SECTION 6. CONDITIONS OF THE OFFER

      Upon expiration of this offer, we will promptly decide to either accept all of the properly tendered eligible options or to reject them all. If we decide to reject them all, we will communicate this to you by e-mail by 5:00 p.m.

Eastern time on the business day after this offer expires. If we accept all of the properly tendered options, they will be exchanged and cancelled as described herein. If we reject them all, you will keep all of your current options and you will not receive any restricted stock.

      Notwithstanding any other provision of the offer, we will not be required to accept any eligible options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any eligible options elected for exchange, in each case, subject to certain securities laws limitations, if at any time on or after January 6, 2003 and before the expiration date of this offer any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of eligible options elected for exchange:

      (a) there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of restricted stock in exchange for tendered eligible options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Engage or its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by an court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (i) make the acceptance for exchange of, or issuance of restricted stock in exchange for tendered eligible options for, some or all of the eligible options elected for exchange illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

            (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue shares of restricted stock for, some or all of the eligible options elected for exchange;

            (iii) materially impair the contemplated benefits of the offer to us; or

            (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Engage or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

      (c)   there has occurred:

            (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

            (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;


            (v) any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Engage or our subsidiaries or on the trading in our common stock or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

            (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or


            (vii) any decline in either the Dow Jones Industrial Average or the
                  Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 6, 2003;


      (d) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record additional compensation expense, other than that based on our common stock value on the exchange date, against our earnings in connection with the offer;


      (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:


            (i) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the SEC on or before January 6, 2003;

            (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or


            (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or


      (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Engage or our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.


      The conditions to the offer are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them prior to our acceptance of validly tendered and not withdrawn eligible options. We may waive them, in whole or in part, at any time and from time to time prior to our acceptance of validly tendered and not withdrawn eligible options, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

SECTION 7. PRICE RANGE OF COMMON STOCK

      From our initial public offering in July 1999 through August 14, 2002 our common stock was traded on the Nasdaq National Market under the symbol "ENGA." On August 15, 2002, our common stock was delisted from the Nasdaq National Market and began trading on the Over-the-Counter Bulletin Board ("OTCBB"), under the symbol "ENGA." The following table sets forth, for the periods indicated, the high and low sale prices per share for our common stock, as reported by the Nasdaq National Market and the OTCBB.

                                                          HIGH       LOW
                                                          ----       ---
     FISCAL YEAR ENDED JULY 31, 2001:
       First quarter ended October 31, 2000.........    $  15.00   $  3.19
       Second quarter ended January 31, 2001........    $   4.69   $  0.63
       Third quarter ended April 30, 2001...........    $   2.06   $  0.44
       Fourth quarter ended July 31, 2001...........    $   1.50   $  0.31
     FISCAL YEAR ENDED JULY 31, 2002:
       First quarter ended October 31, 2001.........    $   0.55   $  0.16
       Second quarter ended January 31, 2002........    $   0.85   $  0.20
       Third quarter ended April 30, 2002...........    $   0.40   $  0.20
       Fourth quarter ended July 31, 2002...........    $   0.24   $  0.04
     FISCAL YEAR ENDING JULY 31, 2003:
       First quarter ended October 31, 2002.........    $   0.11   $  0.03
       Second quarter ending January 31,
         2003  (through January 3, 2003)............    $   0.21   $  0.08


      As of January 3, 2003, the last reported sale price of our common stock, as reported by the OTCBB, was $0.14 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your eligible options.

SECTION 8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK

      Consideration. For each whole share of our common stock subject to an eligible option that is exchanged, you will receive one share of restricted stock. As of January 6, 2003, there were issued and outstanding options to purchase 3,775,818 shares of our common stock that are eligible to participate in this Offer to Exchange. If we receive and accept for exchange all outstanding eligible options, we will issue a total of 3,775,818 shares of restricted stock, which would equal approximately 7.8% of the total shares of our common stock outstanding as of January 6, 2003.

      Terms of Restricted Stock. The restricted stock will be issued pursuant to either the 1995 Plan or the 2000 Plan and will be subject to all of the terms and conditions of these Plans. Our statements concerning the Plans and the restricted stock are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the restricted stock award. The form of restricted stock award is attached to this Offer to Exchange as Annex A and the Plans have been filed as an exhibit to our Tender Offer Statement on Schedule TO, which has been filed with the SEC. Please contact Daniel Carroll, our General Counsel, by e-mail at dcarroll@engage.com or telephone at (978) 247-5342, to receive copies of the Plans or forms of the restricted stock award. Copies will be furnished promptly at our expense.

      The shares of restricted stock you receive in exchange for tendered eligible options will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against sale, assignment, transfer, exchange, pledge, hypothecation or other encumbrance, other than by will or the laws of descent and distribution, in each case until the shares have vested. In addition, if your tendered options were subject to special vesting arrangements, including (but not limited to) accelerated vesting of those options under certain circumstances described in your employment offer letter or elsewhere, those special vesting arrangements will NOT apply to the shares of restricted stock.

      Vesting. Assuming you have remained our employee, the shares of restricted stock will vest in six equal installments (subject to adjustment to avoid fractional shares) on:

      -     March 1, 2003;

      -     September 1, 2003;

      -     March 1, 2004;

      -     September 1, 2004;

      -     March 1, 2005; and

      -     September 1, 2005.

      However, if you terminate your employment by reason of your death or disability (as defined in the restricted stock award), all of the shares of restricted stock that you receive will become immediately vested.

      Forfeiture. Prior to vesting, your restricted stock will be subject to complete forfeiture if you cease to be employed for any reason other than your death or disability (as defined in the restricted stock award).

      Change in Control. In the event of a change in control, under the Plans our Board of Directors or the Compensation Committee of the Board may take any one or more of the following actions:

      -     accelerate the vesting of the restricted stock;

      - adjust the terms of the restricted stock in a manner determined by them to reflect the change in control;

      - cause the other company to assume the restricted stock or substitute new restricted stock on the same terms; or

      -     make any such other provisions as they may consider to be equitable.

      Stock Certificates. Until your restricted stock vests, it will be held in our custody or in the custody of our transfer agent, American Stock Transfer & Trust Company, or maintained as restricted stock in a book entry account. You will not receive a stock certificate for your shares of restricted stock. Rather, your award of restricted stock will be evidenced by the restricted stock award. If and when shares of your restricted stock vest, they will be released to you as unrestricted shares that are free and clear of all restrictions, subject to your payment of applicable withholding taxes. (See Section 13). You will have voting rights and dividend rights, if any (subject to the transfer and forfeiture restrictions discussed above), with respect to all shares of restricted stock you receive in the offer as of the exchange date. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. In addition, we reserve the right to alter the stock deposit mechanics from time to time.

      Tax Consequences. You should refer to Section 13 for a discussion of the U.S. federal income tax consequences of shares of restricted stock and the eligible options, as well as the consequences of accepting or rejecting this offer.

      Registration of Shares of Restricted Stock. All shares of restricted stock issuable in connection with this offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Certain of our officers and directors may be deemed to be "affiliates" under the Securities Act and, as such, are subject to restrictions on the public resale of the shares they acquire in this offer. Unless you are considered an "affiliate" of Engage, upon vesting you will be able to sell your shares of restricted stock free of any transfer restrictions under applicable securities laws.

SECTION 9. INFORMATION ABOUT US

GENERAL

      Engage, Inc. is a leading provider of Advertising, Marketing and Promotion Management ("AMP") software solutions for retailers, newspapers, agencies and Fortune 1000 corporations. Our solutions combine workflow automation with digital asset management technology to streamline the creation, approval, production and re-purposing of advertising and other marketing material. We have delivered software solutions to a range of customers from major retailers and catalogers to G2000 marketers and newspaper display ad production departments, all of whom recognized the need to more efficiently manage digitized product content in order to produce advertising and promotional materials quicker than ever before, more cost-effectively, and in greater quantities without sacrificing quality.

      From our initial public offering in July 1999 through September 9, 2002, we operated as a majority-owned subsidiary of CMGI, Inc. ("CMGI"). On September 9, 2002, we completed a transaction with CMGI pursuant to which all outstanding debt to CMGI ($64.5 million) was cancelled and all of CMGI's equity holdings in Engage (148,417,801 shares of common stock) were transferred back to Engage and cancelled. In exchange, we paid $2.5 million in cash to CMGI, signed a $2.0 million non-interest bearing secured promissory note due in September 2006 that is secured by our assets, and issued a warrant to CMGI to purchase up to 9.9% of our outstanding common stock at the time of exercise at an exercise price of $0.048 per share. The warrant expires the earlier of the date of a sale of Engage, or September 2009. Additionally, we agreed to pay CMGI up to an additional $6.0 million in future earn-out payments based upon our quarterly operating income (defined as Engage's operating income/loss plus the sum of (i) amortization expense and impairment charges and (ii) amortization of stock-based compensation, as reported in our consolidated financial statements for the fiscal quarter in question included in the applicable quarterly or annual (as applicable) report filed with the SEC for such quarter) starting with the first quarter of fiscal 2004 (the quarter ending October 31, 2003). Under the terms of the earn-out payment and promissory note, if earn-out payments exceed $4.0 million, amounts due under the $2.0 million promissory note will be cancelled for each dollar of earn-out over the $4.0 million, such that if total earn-out payments reach $6.0 million, the promissory note will be cancelled in full.

      In October 2002, we consummated a transaction whereby we sold substantially all of the assets of our Internet advertising business to Accipiter Solutions, Inc., a company formed by certain former employees of our Internet advertising business unit. As part of the transaction, Accipiter Solutions issued us a warrant to purchase up to 10% of the shares of Accipiter Solutions' common stock outstanding at the time of exercise at a purchase price of $0.001 per share assumed certain liabilities of ours and agreed to pay us up to $500,000 in the form of future earn-out payments. We do not anticipate the resulting gain or loss from this transaction will have a material impact on our financial condition or results of operations.

      We were incorporated in Delaware on July 18, 1995 as Engage Technologies, Inc. On April 28, 2000, we changed our name to Engage, Inc. Our principal executive offices are located at 100 Brickstone Square, 2nd Floor, Andover, Massachusetts 01810. Our telephone number is (978) 684-3884.

FINANCIAL INFORMATION

      This Offer to Exchange and the Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer to Exchange incorporate certain financial information about Engage included in:

      - pages 31 through 68 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2002; and

      - pages 3 through 12 of our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002.

Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

SUMMARIZED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

      Set forth below is selected summary historical consolidated financial information for the fiscal years ended July 31, 2002 and 2001 and the three months ended October 31, 2002 and 2001. This historical financial information has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2002 and our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002 that we filed with the SEC. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto. See Section 16 of this document for information about how to obtain copies of our SEC filings.

                                                                                             THREE MONTHS ENDED

                                                                   YEAR ENDED JULY 31,             OCTOBER 31,
                                                               -------------------------   -------------------
                                                                  2001         2002           2001         2002
                                                               ----------   ----------     ----------   -------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                  (UNAUDITED)
Revenue...................................................    $    43,348    $ 21,407      $    6,658   $   3,730
Cost of revenue...........................................         28,523      27,818           6,137       2,676
Operating loss............................................       (238,977)    (90,351)        (15,001)     (5,144)
Loss from continuing operations...........................       (235,028)    (92,350)        (14,910)     (5,709)
Income (loss) from discontinued operations................     (1,025,268)       (602)              -         737
Gain (loss) from disposal of discontinued operations......        (16,707)      1,056               -           -
Net loss..................................................     (1,277,003)    (91,896)        (14,910)     (4,972)

BASIC AND DILUTED NET LOSS PER SHARE DATA:

Continuing operations.....................................          (1.21)      (0.47)          (0.08)      (0.05)
Discontinued operations...................................          (5.26)          -               -        0.01
Disposal of discontinued operations.......................          (0.09)          -           (0.08)      (0.04)

Total assets..............................................        132,837      27,147         108,509      16,969
Short-term debt...........................................          4,499      61,986          56,815         295
Long-term obligations.....................................         41,266         417           1,010       1,409
Stockholders' (deficit) equity............................         27,954     (56,022)         14,609       2,353

OTHER CONSIDERATIONS

      There are many risks inherent in our business. These risks include, but are not limited to, the following: that we will likely need additional financing which could be difficult to obtain; that we will no longer be able to rely on CMGI for financial support; our ability to attract new clients and continuation of existing and new business from existing clients; maintenance of our reputation and financial strength to remain competitive; implementation of a new operating strategy; our ability to attract, motivate and retain highly skilled employees; continuing intense competition; the rapid pace of technological innovation in our business; risks associated with the protection of our intellectual property rights; the continued impact of the slowdown in the economy on our financial results; that our common stock has been delisted from Nasdaq and now trades on the OTCBB, and other general business, capital market and economic conditions and volatility.

      In addition, you should consider the factors under the heading "Factors That May Effect Future Results and Market Price of Stock" in our Annual Report on Form 10-K for the fiscal year ended July 31, 2002. Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

SECTION 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
            ABOUT THE OPTIONS

      Set forth below is a list of the executive officers and directors of Engage and the number of shares of common stock subject to eligible options held by each as of January 6, 2003:

                                                              SHARES OF COMMON STOCK
                                                                    SUBJECT TO
NAME AND POSITION                                             ELIGIBLE OPTIONS HELD
John D. Barone, President, Chief Operating
   Officer and Director...................................     500,000 shares

Lisa P. McAlister, Executive Vice President
   and Chief Financial Officer............................     250,000 shares

Andrew J. Zimmon, Senior Vice President
   of Operations..........................................     382,360 shares

William J. Bowen, Vice President of Sales.................     55,000 shares

Edward A. Bennett, Director...............................     0 shares

Peter J. Rice, Director...................................     0 shares

      Our non-employee directors are not eligible to tender options for exchange under the offer. John D. Barone, our President and Chief Operating Officer, who is also a director, is eligible to tender his options on the same terms and conditions as our other employees.

      You are also urged to read our definitive proxy statement for our 2002 Annual Meeting of Stockholders, filed with the SEC on November 27, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of October 1, 2002. Please see Section 16 of this document for information about how to obtain copies of our SEC filings.

      Our executive officers and directors have effected the following transactions in our common stock or options to purchase our common stock during the 60 days prior to the date of this offer:

      - Pursuant to our Employee Stock Purchase Plan, Andrew J. Zimmon, our Senior Vice President of Operations, purchased 104,167 shares of our common stock on November 30, 2002 at a purchase price of $0.051 per share.

SECTION 11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
            CONSEQUENCES OF THE OFFER

      Eligible options we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be issued as restricted stock in the offer. Neither the shares of restricted stock issued in exchange nor the eligible options exchanged will be treated for financial reporting purposes as variable awards. However, we will record additional non-cash compensation expense as and when the restricted stock vests based on our common stock's value on the exchange date.

      If less than all of the eligible outstanding options are exchanged in this offer, the eligible options that were not exchanged will thereafter be treated for financial reporting purposes as variable awards.

SECTION 12. LEGAL MATTERS; REGULATORY APPROVALS

      We are not aware of any license or regulatory permit material to our business that might be adversely affected by the offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the options or the issuance of the restricted stock in exchange for options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and exchange for, eligible options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged options and to issue restricted stock is subject to the conditions described in Section 6.

SECTION 13. MATERIAL U.S. FEDERAL INCOME/WITHHOLDING TAX CONSEQUENCES

      The following is a general summary of the material U.S. federal income tax and withholding tax consequences for U.S. citizens and residents only of the exchange of eligible options for restricted stock pursuant to this offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER AND FILING AN ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      General. There are no immediate tax consequences of receiving restricted stock in exchange for your eligible options, unless you make an election under
Section 83(b) of the Internal Revenue Code (see below). If you do not make a
Section 83(b) election, upon each vesting date of shares of restricted stock, you will be required to recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock then vesting, determined on such vesting date. All taxes that must be withheld with respect to that income will be due to Engage immediately and will be funded as described below.

      Section 83(b) Election. If you choose to make an election under Section 83(b) of the Internal Revenue Code, (i) the election must be filed with the Internal Revenue Service (at the office where you file your federal income tax return) within 30 days of the exchange date; (ii) a copy of the election must be attached to the federal income tax return for the year including the exchange date; and (iii) a copy of the election must be provided to our General Counsel by facsimile, mail or courier delivery. If you make a Section 83(b) election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value on the exchange date of all of the shares of restricted stock you receive in the offer, and you will be required to pay all applicable taxes at that time by submitting the appropriate amount to us in cash. If after you make a Section 83(b) election, any of your shares of restricted stock are forfeited, i.e., you leave Engage before the shares are fully vested, you are not entitled to a deduction for the loss associated with the forfeited shares, nor are you entitled to a refund of the taxes you already paid with respect to those shares. However, if you make a Section 83(b) election, any appreciation in value between the transfer of restricted stock to you in exchange for options on the exchange date and the lapse of the restrictions on (vesting of) your restricted shares is no longer potential ordinary (compensation) income to you. Instead, if you hold the restricted stock until after the shares vest (assuming you remain employed by us and the shares are not forfeited) and subsequently sell at a gain the shares of common stock released to you upon vesting, the gain will be taxed as capital gain as opposed to ordinary income. If the shares have been held for more than one year, measured from the exchange date if you have made and filed a Section 83(b) election, the capital gain will be subject to long-term capital gain tax rates.

      Withholding Taxes. At the time you recognize ordinary income (either upon vesting or if you make an election under Section 83(b) of the Internal Revenue Code upon grant), we will have a withholding tax obligation, much like the obligation that arises when we pay you your salary or a bonus. This ordinary income will be reflected on your year-end W-2. If you make a Section 83(b) election you must pay over to us in cash the amount of the withholding taxes at the time you make such election. If we receive a copy of your Section 83(b) election without a payment for the required withholding taxes, we will demand payment and if we do not receive prompt payment, we will withhold the required taxes from the other compensation you are owed from Engage. If you do not make a
Section 83(b) election, we will have an obligation to withhold taxes as your restricted stock vests. Unless we approve other arrangements, you must either deliver to us a check or money order in the amount of the required withholding amount on each vesting date. In the event of any shortfall, we will withhold the remaining required withholding amount from your salary or bonus.

SECTION 14. EXTENSION OF OFFER; TERMINATION; AMENDMENT

      We may at any time and from time to time, extend the period of time during which the offer is open and delay accepting any eligible options surrendered or exchanged by publicly announcing the extension and giving oral or written notice of the extension to the option holders.

      Prior to the expiration date of the offer, we may postpone our decision of whether or not to accept and cancel any eligible options in our discretion. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling eligible options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

      Prior to the expiration date of the offer, we may terminate the offer if any of the conditions described in Section 6 occurs. In such event, any tendered eligible options will continue to be held by the tendering option holder as if no tender had occurred.

      As long as we comply with any applicable laws, we reserve the right, in our sole discretion, to amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by changing the number or type of options eligible to be exchanged in the offer.

      We may amend the offer at any time by publicly announcing the amendment. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the offer will be made by issuing a press release.

      If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will publish notice of the action:

      - increase or decrease what we will give you in exchange for your eligible options; or

      - change the number or type of options eligible to be exchanged in the offer.

      If the offer is scheduled to expire within ten business days from the date we notify you of such an increase, decrease or change, we will also extend the offer for a period of at least ten business days after the date the notice is published.

SECTION 15. FEES AND EXPENSES

      We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer.

SECTION 16. ADDITIONAL INFORMATION

      This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

      (a) our Annual Report on Form 10-K for our fiscal year ended July 31, 2002, filed with the SEC on November 13, 2002 (File No. 0-26671);

      (b) our Quarterly Report on Form 10-Q for the quarter ended October 31, 2002, filed with the SEC on December 16, 2002 (File No. 0-26671);

      (c) our Current Reports on Form 8-K, filed with the SEC on September 18, 2002 and October 7, 2002 (File Nos. 0-26671);

      (d) our Registration Statements on Form S-8 filed with the SEC on December 21, 1999, January 16, 2001 and February 28, 2001 (File Nos. 333-93151, 333-53752 and 333-56328, respectively);

      (e) our definitive proxy statement for our 2002 Annual Meeting of Stockholders, filed with the SEC on November 27, 2002 (File No. 0-26671); and

      (f) the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on July 12, 1999 (File No. 0-26671).

      These filings and our other SEC filings may be examined, and copies may be obtained, at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                                  Engage, Inc.
                              Attn: General Counsel
                        100 Brickstone Square, 2nd Floor
                                Andover, MA 01810

or by telephoning our General Counsel at (978) 247-5343 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time.

      As you read the documents listed in this Section 16, including documents subsequently filed by us with the SEC under the Securities Exchange Act of 1934, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. You should assume that any information in any document is accurate only as of its date.

      The information contained in this Offer to Exchange about Engage should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

SECTION 17. FORWARD LOOKING STATEMENTS; MISCELLANEOUS

      Statements made in this Offer to Exchange may not qualify as forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. If at any time, we become aware of any jurisdiction where the making of this offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                                                         ANNEX A

                         FORM OF RESTRICTED STOCK AWARD

      Engage, Inc., a Delaware corporation (the "Company"), hereby grants to the individual whose name appears below (the "Participant"), pursuant to the provisions of the Engage, Inc.[1995/2000] Equity Incentive Plan (the "Plan"), a Restricted Stock award (this "Award") of shares of its Common Stock, $0.01 par value per share (the "Restricted Shares"), as set forth below but only upon and subject to the terms and conditions set forth herein, in the Plan, and in Annex I hereto.

      All terms and conditions set forth in Annex I and the Plan are deemed to be incorporated herein in their entirety. All capitalized terms used in this Award and not otherwise defined herein have the respective meanings assigned to them in Annex I or the Plan.

PARTICIPANT'S NAME:                                 [FULL NAME OF PARTICIPANT]

NUMBER OF RESTRICTED SHARES SUBJECT TO AWARD:       [TOTAL NUMBER OF SHARES]

DATE OF AWARD GRANT ("AWARD DATE"):                 FEBRUARY 5, 2003

1. VESTING PROVISIONS.

      (a) Provided that the Participant is employed by the Company on such dates, the Participant's Restricted Shares will become vested in six equal installments on the following dates:

      -     March 1, 2003;

      -     September 1, 2003;

      -     March 1, 2004;

      -     September 1, 2004;

      -     March 1, 2005; and

      -     September 1, 2005.

If the application of this paragraph 1(a) would result in the Participant vesting in a fraction of a share of Common Stock, such fractional share of Common Stock shall be rounded up to the next whole share, in which case adjustments may be made to future vesting increments to prevent exceeding the total number of Restricted Shares subject to the Award, as provided above.

      (b) If the Participant's employment or service with the Company terminates for any reason other than death or Disability before all of the Participant's Restricted Shares have become vested under this Award, the Participant's Restricted Shares that have not become vested will be forfeited on and after the effective date of the termination.

      (c) If the Participant's employment or service with the Company is terminated on account of the Participant's death or Disability, all Restricted Shares that have not otherwise vested under this Award will then become fully vested as of the date of such event. For purposes of this Award, "Disability" means a physical or mental condition of a Participant resulting from a bodily injury, disease or mental disorder that renders the Participant eligible for benefits under the Company's long-term disability plan (as in effect as of the date of the Participant's termination of employment and regardless of whether the Participant is otherwise eligible for benefits under such plan), as determined by the Company in its sole discretion.

      (d) Notwithstanding the foregoing, if the Participant terminates employment or service with the Company because he or she has become employed by an affiliate or subsidiary of the Company, the Participant shall continue to vest in the Restricted Shares in accordance with the vesting schedule set forth in the preceding paragraph, and the Participant's cessation of employment or service with the Company shall not be deemed a forfeiture event hereunder.

      (e) The Board will have the right to determine, in its sole discretion, how a Participant's leave of absence will affect the terms of this Award, including the vesting of Restricted Shares hereunder.

      (f) The Company will not have any further obligations to the Participant under this Award if the Participant's Restricted Shares are forfeited as provided herein.

2. GENERAL.

      This Award is subject to the provisions of the Plan, and will be interpreted in accordance therewith. In the event of a discrepancy between this Award, or any other material describing this Award or the Restricted Shares awarded hereunder, and the actual terms of the Plan, the Plan will govern in all respects. A copy of the Plan is available upon request by contacting the Legal Department at the Company's executive offices.

      IN WITNESS WHEREOF, this Award has been executed as of the Award Date set forth above.

                                               ENGAGE, INC.

                                               ---------------------------------
                                               By: John D. Barone
                                               Its: President and Chief
                                                    Operating Officer

                                     ANNEX I
                                       TO
                             RESTRICTED STOCK AWARD

      1. Meaning of Certain Terms. References to this "Award," the "Restricted Shares" and "herein" are deemed to include the Restricted Stock Award and this Annex I to the Restricted Stock Award taken as a whole. This Annex I and the Restricted Stock Award are deemed to be one and the same instrument. Other capitalized terms used herein without definition shall have the respective meanings set forth in the Restricted Stock Award or the Plan, as appropriate.

      2. Stock Certificates. The Company will issue certificates, or cause its transfer agent to maintain a book entry, for the Restricted Shares in the Participant's name. The Company, or the Company's transfer agent, will hold the certificates for the Restricted Shares, or such Restricted Shares will be maintained in a book entry, until the Restricted Shares are either: (i) forfeited; or (ii) vested. Any certificates that are issued for Restricted Shares will bear a legend in accordance with Section 5 hereof. The Participant's right to receive this Award hereunder is contingent upon the Participant's execution and delivery to the Company of the Assignment Separate From Certificate attached hereto as Exhibit I and all stock powers or other instruments of assignment deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the Restricted Shares in the event such Restricted Shares are forfeited in whole or in part. The Company, or its transfer agent, will release the Restricted Shares, as and when provided by Section 4 hereof.

      3. Rights as Stockholder. On and after the Award Date, and except to the extent provided in Section 8 hereof, the Participant will be entitled to all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares, the right to receive dividends and other distributions payable with respect to the Restricted Shares, if any, and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, will be deposited with the Company and will be subject to the same restrictions as the Restricted Shares. If the Participant forfeits any rights he or she may have under this Award, the Participant shall, on the day following the event of forfeiture, no longer have any rights as a stockholder with respect to the forfeited portion of the Restricted Shares or any interest therein (or with respect to any Restricted Shares not then vested), and the Participant shall no longer be entitled to receive dividends on such stock or vote the Restricted Shares as of any record date occurring thereafter.

      4. Terms and Conditions of Distribution. The Company, or its transfer agent, will transfer the vested portion of the Restricted Shares to the Participant as soon as practicable after the Restricted Shares become vested, subject to payment of the applicable withholding tax liability as set forth below. If the Participant dies before the Company has distributed any portion of vested Restricted Shares, the Company will transfer that portion of the vested Restricted Shares to the beneficiary of the Participant. If the Participant failed to designate a beneficiary, the Company will distribute certificates for the Restricted Shares in accordance with the Participant's will or, if the Participant did not have a will, the Restricted Shares will be distributed in accordance with the laws of descent and distribution. The Company will distribute certificates for any undistributed portion of vested Restricted Shares no later than six months after the Participant's death.

      The Participant, or the alternate recipient identified in the preceding paragraph, will be required to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time the Restricted Shares become "substantially vested" (as defined in the regulations issued under Section 83 of the Code) or you can pay all withholding taxes at the time of the grant by filing an election under Section 83(b) of the Internal Revenue Code with the IRS within 30 days of the Award Date. If you choose to file an election under Section 83(b) of the Internal Revenue Code, you will be required to pay us an amount in cash equal to the withholding tax obligation that arises at that time. The Form of Section 83(b) election is attached hereto as Exhibit II. THE PARTICIPANT IS SOLELY RESPONSIBLE FOR MAKING THIS ELECTION IN A TIMELY FASHION.

      If you choose NOT to file an election under Section 83(b) of the Internal Revenue Code, unless we approve other arrangements, you must either deliver to us a check or money order in the amount of the required withholding


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
amount on each vesting date. In the event of a shortfall, we will withhold the remaining required withholding amount from your salary or bonus.

      The Company will not make any distribution under this Section 4 before the first date any portion of the Restricted Shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Committee may rely upon information reasonably available to them or upon representations of the Participant's legal or personal representative.

      5. Legend on Stock Certificates. If certificates for Restricted Shares are issued in the Participant's name under this Award before that portion of Restricted Shares becomes vested, the certificates shall bear the following legend, or any alternate legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws:

            "The securities represented by this stock certificate are subject to certain restrictions on transfer specified in the Restricted Stock Award dated as of February 5, 2003, between the issuer (the "Company") and the holder of this stock certificate, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge."

The foregoing legend will be removed from the certificates evidencing the Restricted Shares after the conditions set forth in Section 4 hereof and the other vesting provisions of this Award have been satisfied.

      6. Delivery of Certificates. Despite the provisions of Section 2 hereof, the Company is not required to issue or deliver any certificates for vested Restricted Shares if at any time the Company determines that the listing, registration or qualification of the Restricted Shares upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of the Restricted Shares thereunder, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

      7. No Right to Continue Employment or Service. Nothing in the Plan or this Award will be construed as creating any right in the Participant to continued employment or service with the Company, or as altering or amending the existing terms and conditions of the Participant's employment or service.

      8. Nontransferability. No interest of the Participant or any designated beneficiary in or under this Award will be assignable or transferable by voluntary or involuntary act or by operation of law, other than as set forth in
Section 4 hereof. Distribution of Restricted Shares will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant's personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 4 hereof. The Committee may require personal receipts or endorsements of a Participant's personal representative, designated beneficiary or an alternate recipient. Any effort to otherwise assign or transfer the rights under this Award will be wholly ineffective, and will be grounds for termination by the Committee of all rights of the Participant and his or her beneficiary in and under this Award.

      9. Administration. The Committee has the authority to manage and supervise the administration of the Plan. The Participant's rights under this Award are expressly subject to the terms and conditions of the Plan, including any required continued shareholder approval of the Plan, and to any guidelines the Committee adopts from time to time that are not inconsistent with the Plan.

      10. Interpretation; Governing Law. Any interpretation by the Committee of the terms and conditions of the Plan, this Award or any guidelines adopted as described in Section 9 hereof will be final. This Award and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of law.

      11. Binding Effect. This Award will be binding upon and will inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

      12. Amendment and Waiver. The provisions of this Award may be amended or waived only with the prior written consent of the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Award will affect the validity, binding effect or enforceability of this Award.

                                                                       EXHIBIT I

                      ASSIGNMENT SEPARATE FROM CERTIFICATE

      FOR VALUE RECEIVED ________________________ hereby sell(s), assign(s) and transfer(s) unto Engage, Inc. (the "Company"), ___________________________
(_________) shares of the Common Stock of the Company standing in his or her name on the books of the Company represented by Certificate No. _________ herewith and do(es) hereby irrevocably constitute and appoint ________________________Attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: February 5, 2003

                                       Signature:
                                                 -------------------------------
                                       Name:

      INSTRUCTION: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the company to re-acquire the Restricted Shares upon forfeiture without requiring additional signatures on the part of the Participant.

                                                                      EXHIBIT II

                    ELECTION TO INCLUDE GROSS INCOME IN YEAR
                      OF TRANSFER PURSUANT TO SECTION 83(B)
                OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

      In accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), the undersigned hereby elects to include in his gross income as compensation for services the excess, if any, of the fair market value of the property (described below) at the time of transfer over the amount paid for such property.

The following sets forth the information required in accordance with the Code and the regulations promulgated hereunder:

1.    The name, address and social security number of the undersigned are:

                  Name:  ________________ ("Taxpayer")
                  Address:  ________________
                  Social Security No.:  ________________

2. The description of the property with respect to which the election is being made is as follows:

      ____________ (___) restricted shares (the "Shares") of Common Stock, $0.01 par value per share, of Engage, Inc., a Delaware corporation (the "Company").

3. This election is made for the calendar year 2003, with respect to the transfer of the property to the Taxpayer on February 5, 2003.

4. Description of restrictions: The property is subject to the following restrictions:

      In the event Taxpayer's employment with the Company is terminated, the Shares are forfeited to the Company. These restrictions lapse with respect to 1/6 of the Shares on each of March 1, 2003, September 1, 2003, March 1, 2004, September 1, 2004, March 1, 2005 and September 1, 2005.

5. The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made was not more than $_____ per Share.

6.    The amount paid by taxpayer for said property was $0.00 per Share.

7.    A copy of this statement has been furnished to the Company.


Signed this ____ day of __________, 2003


                                         _______________________________________
                                         Print Name:


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